AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 11th day of November, 2013, to the Fund Accounting Servicing Agreement, dated as of June 22, 2006, as amended June 16, 2009, (the “Agreement”), is entered by and between Professionally Managed Portfolios, a Massachusetts business trust (the “Trust”), on behalf of its separate series, the Hodges Funds, and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Fund Accounting Servicing Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the Hodges Small Intrinsic Value Fund and the Hodges Small-Mid Cap Fund; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit G to the Agreement is hereby superseded and replaced with Exhibit G attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Elaine E. Richards	By: /s/ Michael R. McVoy
Name: Elaine E. Richards	Name: Michael R. McVoy
Title: President	Title: Executive Vice President

Amended Exhibit G to the Professionallly Managed Portfolios
 Fund Accounting Servicing Agreement

Name of Series	Date Added
Hodges Fund
Hodges Small Cap Fund
Hodges Blue Chip 25 Fund
Hodges Equity Income Fund
Hodges Pure Contrarian Fund
Hodges Small Intrinsic Value Fund	on or after 11/11/ 2013
Hodges Small-Mid Cap Fund	on or after 11/11/ 2013

FEE SCHEDULE EFFECTIVE: 09/01/2009

Domestic Equity Funds Complex*
$[ ] minimum for [ ] funds
$[ ] each new fund

[ ] bp on complex assets over $[ ] million to
             $[ ] million
[ ] bp on complex assets in excess over
             $[ ] million

Fees are billed monthly.
*Subject to CPI increase, Milwaukee MSA.

Extraordinary services – quoted separately

Conversion Estimate – one month’s fee (waived)

NOTE – All schedules subject to change depending upon the use of derivatives – options, futures, short sales, etc.

All fees are billed monthly plus out-of-pocket expenses, including pricing service:

$[ ]  Domestic and Canadian Equities
$[ ]  Options
$[ ]  Corp/Gov/Agency Bonds
$[ ]  CMO’s
$[ ]  International Equities and Bonds
$[ ]  Municipal Bonds
$[ ]  Money Market Instruments
$[ ]  Per fund per month - Mutual Funds

Corporate Action Services - $[ ] Per corporate action

Factor Services (BondBuyer)
Per CMO -                                 $[ ]/month
Per Mortgage Backed -           $[ ]/month
Minimum                       -           $[ ]/month

Advisor’s Signature not required as fees are not changing – only the Hodges Small Intrinsic Value Fund & the Hodges Small-Mid Cap Fund are being added.